Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-50348) and Form S-8 (No. 333-33536, 333-45444, 333-89547, 333-77471, 333-77439, and 333-62791) of Eclipsys Corporation of our report dated January 21, 2002 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia
March 25, 2001